                                        January 8, 2022

Bryan K. Switzer

Dear Keith:
This letter (this “Agreement”) confirms our agreement with regard to your retirement from your employment with Golden State Water Company (the “Company”) effective January 14, 2022 (the “Retirement Date”).
1.You will cease to actively participate in all benefit plans and programs of the Company and its affiliates as of the Retirement Date. Regardless of whether you enter into this Agreement, the Company agrees to pay (or has paid to you), subject to tax withholding and other authorized deductions, any accrued but unpaid salary or wages for services rendered through the Retirement Date, including accrued, but unpaid vacation time.
2.Subject to (a) your continued employment with the Company through your Retirement Date, (b) your execution of this Agreement before your Retirement Date, and (c) your execution, and non-revocation, of the general release of claims (the “Release”) in the form attached hereto as Exhibit A on or within thirty (30) days after your Retirement Date, you will remain eligible to receive your Aggregate Bonus (as such term is defined in the American States Water Company 2021 Short-Term Incentive Program (the “2021 STIP”)) under the 2021 STIP for the 2021 calendar year, subject to the other terms and conditions of the 2021 STIP (other than Section 10 of the 2021 STIP regarding the effect of termination of employment). Your Aggregate Bonus, if any is earned, will be paid at the same time Aggregate Bonuses would normally be paid under the terms of the 2021 STIP. Your Aggregate Bonus, if any is earned, will remain subject to American States Water Company’s policy regarding the recoupment of performance-based compensation payments, which permits the Board of Directors or Compensation Committee of American States Water Company to require reimbursement of certain performance-based payments (including payments made under the 2021 STIP) in the event of certain accounting restatements.
3.Other than as set forth in this Agreement or any vested pension benefits or other contractual arrangements with the Company, you acknowledge and agree that you are not entitled to any additional compensation, payments, or benefits of any kind from the Releasees (as defined below) in connection with your employment or your resignation from employment, including, without limitation, any notice or separation payments otherwise due under any letter of employment, employment agreement, other agreement that you have with the Company or its affiliates or under any benefit plans, programs, or arrangements of the Company or its affiliates, and that no representations or promises to the contrary have been made to you. For purposes of this Agreement and the Release, the term “Releasees” means the Company, American States Water Company and their present and former direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors and assigns, and their present and former officers, directors, employees, representatives, shareholders, attorneys, and agents, whether acting as agents or in individual capacities, and the pension and welfare benefit plans (and their respective administrators, fiduciaries, trustees and insurers, whether acting as agents or in individual capacities) of the Company and its affiliates.

4.You acknowledge and agree that your receipt of your Aggregate Bonus under the 2021 STIP is subject to your execution and non-revocation of the Release, and that this Agreement will be neither effective nor enforceable, nor will any amounts be paid hereunder, unless the revocation period under the Release expires without your revocation thereof.
5. You will not knowingly disclose this information to anyone, except: (a) as reasonably necessary to enforce this Agreement and the Release; (b) to your attorneys or bona fide tax advisors; (c) to your spouse or spousal equivalent; (d) to governmental taxing authorities; or (e) pursuant to compulsory legal process or a court order. Nothing in this Agreement or the Release is intended to or shall (i) prevent, impede, or interfere with your ability to file a complaint or charge with the Securities and Exchange Commission or any other federal, state or local government agency or commission (each, a “Government Agency”), or (ii) limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding conducted by any Government Agency, including providing documents or other information, without notice to or prior authorization from the Company.
6.The Company’s entry into this Agreement is not intended, and shall not be construed, as an admission that any of the Releasees has violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever against you.
7.You acknowledge and agree that the Company has made no promises, commitments, or representations to you other than those contained in this Agreement and that you have not relied upon any statement or representation made by the Company with respect to the basis or effect of this Agreement or the Release or otherwise.
8.If, at any time after the date of the execution of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.
9.This Agreement, together with the Release, contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except that any existing obligations you have with respect to confidentiality, noncompetition, non-solicitation of clients, and non-solicitation of employees under any agreement entered into between you and the Company or its affiliates, or under common law, shall remain in full force and effect. This Agreement may not be changed orally, and no modification, amendment, or waiver of any of the provisions contained in this Agreement, nor any future representation, promise, or condition in connection with the subject matter hereof, shall be binding upon any party unless made in writing and signed by such party.
10.This Agreement shall bind you, your heirs, beneficiaries, trustees, administrators, executors, and legal representatives, and shall inure to the benefit of all the Releasees, and their respective beneficiaries, trustees, administrators, executors, assigns, and legal representatives. You may not assign any of your rights or obligations under this Agreement. Without limiting the foregoing, the Company may assign its rights and delegate its duties hereunder in whole or in part to any affiliate of the Company or to any transferee of all or a portion of the assets or business to which this Agreement relates.
11.Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing the Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
12.This Agreement is governed by the laws of California, without regard to its conflict of laws provisions. To the extent permissible by applicable law, each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.
13.This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Electronic copies and photocopies shall be treated as originals.
If this Agreement is acceptable to you, please indicate your agreement by signing and dating where indicated below and returning it to me at rsprowls@aswater.com.
Very truly yours,

                        /s/ Robert J. Sprowls

                        Robert J. Sprowls

ACCEPTED AND AGREED:
Name:    Bryan K. Switzer

Signature: /s/ Bryan Keith Switzer

Date:     1/14/2022

Exhibit A
General Release of Claims

I, Bryan K. Switzer, in consideration of and subject to the performance by Golden State Water Company (the “Company”) and American States Water Company of their obligations under the letter agreement, dated as of January 8, 2022, regarding my retirement from employment with the Company (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, American States Water Company and all of the other Releasees (as defined below) to the extent provided below. I understand that my employment with the Company will terminate, or has terminated, on January 14, 2022 (the “Retirement Date”).

1.For purposes of this General Release of Claims (this “Release”), the term “Releasees” means the Company, American States Water Company and their present and former direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors and assigns, and their present and former officers, directors, employees, representatives, shareholders, attorneys, and agents, whether acting as agents or in individual capacities, and the pension and welfare benefit plans (and their respective administrators, fiduciaries, trustees and insurers, whether acting as agents or in individual capacities) of the Company and its affiliates, and this Release shall inure to the benefit of and shall be binding upon and enforceable by all such entities and individuals.
2.I understand that any payment paid or granted to me under Section 2 of the Agreement represents, in part, consideration for signing this Release and is not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payment specified in Section 2 of the Agreement unless I execute and do not revoke this Release within the time period permitted hereafter or breach this Release.
3.Except as provided in this Section 3 and Section 5, I hereby release, waive, and forever discharge the Releasees from, and hereby acknowledge full accord and satisfaction of, all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law, or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement, or occurrence that I ever had, now have, or hereafter may have against the Releasees, up to and including the date of the execution of this Release. Without limiting the generality of the foregoing, I hereby release and forever discharge the Releasees from:
(a)all claims relating to or arising from my employment with the Company or its affiliates, the terms and conditions of such employment, and the termination of such employment;
(b)all claims of employment discrimination, harassment, or retaliation under any federal, state or local statute or ordinance, public policy or the common law, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1870, and 1991, the Equal Pay Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Uniform Services Employment and Reemployment Rights Act, the California Fair Employment and Housing Act, the California Government Code, the California Labor Code, the California Business and Professions Code, the California Military and Veterans Code, the California Family Rights Act, the Unruh Civil Rights Act, the California Victims of Domestic Violence Employment Leave Act, the California Minimum Wage Orders, the California Equal Pay Act, the California Worker Adjustment

and Retraining Notification Act, and the California Constitution, as such laws have been amended from time to time;
(c)all contract and quasi-contract claims, claims for promissory estoppel or detrimental reliance, claims for wages, bonuses, incentive compensation, and severance allowances or entitlements (including, without limitation, under any severance plans, programs, or arrangements of the Company or its affiliates);
(d)all claims for employee benefits, retirement benefits, stock options or equity, including, without limitation, all claims under the Employee Retirement Income Security Act of 1974; provided, however, that nothing in this Section 3 is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which I may be entitled from, under, or pursuant to any savings, retirement or long-term incentive plan of the Company or its affiliates;
(e)all claims for fraud, fraudulent inducement, slander, libel, defamation, disparagement, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and
(f)all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements, and the like (all of the foregoing in this Section 3 collectively referred to herein as the “Released Claims”).
4.I further agree to waive my rights under any other statute or regulation, state or federal, that provides that a general release does not extend to claims that I do not know or suspect to exist in my favor at the time of executing this Release, which if known to me would have materially affected my settlement with the Company. I further acknowledge and expressly waive the protection provided under Section 1542 of the Civil Code of the State of California, which states that:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
5.Notwithstanding the foregoing, I am not hereby releasing the Company from any of the following claims: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter or bylaws of the Company, or under applicable law; (b) any healthcare continuation rights I may have under COBRA; (c) any rights for accrued vested benefits under any employee benefit plan, including my time- and performance-based restricted stock units that vest upon my retirement in accordance with the terms and conditions applicable to such restricted stock units and any accrued and vested benefits under any deferred compensation plan, 401(k) plan or other retirement plan, in accordance with the terms and conditions applicable to such benefits and applicable law; (d); any rights which cannot be waived as a matter of law; or (e) any claims arising from the breach of the Agreement or this Release.
6.I understand and agree that I expressly waive any right or claim of right that I may have under the law of any jurisdiction that a release such as the one given here does not apply to unknown or unstated claims. In connection with this waiver, I understand and acknowledge that I may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which I may now know or believe to be true, with respect to the Released Claims. Nevertheless, I expressly waive any and all claims that I may have against any of the Releasees, including any which are presently unknown, unsuspected, or unanticipated. This Release is not intended to and does not affect any rights or claims I may have arising after the date I execute this Release. Further, this Release shall not limit or prohibit either party’s ability to bring a claim to enforce this Release.
7.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 3 above.
8.I agree that I will forfeit all amounts payable pursuant to the Agreement if I challenge the validity of this Release. I also agree that if I violate this Release by suing the Company or the other Releasees, I will pay all costs and expenses of defending against the suit incurred by the Releasees, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement. In accordance with 29 C.F.R. § 1625.23(b), this Section 8 is not intended to apply to any challenge to the validity of the release language contained in this Release with respect to a Released Claim under the Age Discrimination in Employment Act of 1967.
9.I agree that, except as provided in the next sentence, the terms and conditions of this Release shall be kept in confidence. I will not knowingly disclose this information to anyone, except: (a) as reasonably necessary to enforce this Release; (b) to my attorneys or bona fide tax advisors; (c) to my spouse or spousal equivalent; (d) to governmental taxing authorities; or (e) pursuant to compulsory legal process or a court order. Nothing in this Release is intended to or shall (i) prevent, impede, or interfere with my ability to file a complaint or charge with the Securities and Exchange Commission or any other federal, state or local government agency or commission (each, a “Government Agency”), or (ii) limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding conducted by any Government Agency, including providing documents or other information, without notice to or prior authorization from the Company.
10.I acknowledge and agree that the Company has made no promises, commitments, or representations to me other than those contained in the Agreement and that I have not relied upon any statement or representation made by the Company with respect to the basis or effect of the Agreement or this Release or otherwise.
11.If, at any time after the date of the execution of this Release, any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Release.
12.I acknowledge and agree that, before signing this Release, I was given a period of at least twenty-one (21) days in which to review and consider it; I have, in fact, carefully reviewed this Release; and I am entering into it voluntarily and of my own free will. I further acknowledge and agree that the Company encouraged me in writing to consult with an attorney before signing it and that, to the extent I wished to do so, I have done so. I further acknowledge and agree that, if I execute this Release before the end of the twenty-one (21) day consideration period, such early execution was completely voluntary, and that I had reasonable and ample time in which to review this Release.
13.I acknowledge and agree that, for a period of seven (7) days after I sign this Release, I have the right to revoke it by providing notice in writing to: Robert J. Sprowls at 630

E. Foothill Blvd., San Dimas, CA 91773, by hand delivery, or via certified mail or overnight courier. This Release will not become effective and enforceable until the day after the expiration of the seven (7)-day revocation period.
14.I understand that my acceptance of my Aggregate Bonus at any time more than seven (7) days after I sign this Release confirms that I did not revoke my assent to this Release and, therefore, that it is effective and enforceable.
15.The Company will only accept a copy of the Release that was signed by me on or after the Retirement Date.
16.This Release is governed by the laws of California, without regard to its conflict of laws provisions. To the extent permissible by applicable law, each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Release.
[Signature page follows]

PLEASE READ THIS GENERAL RELEASE OF CLAIMS CAREFULLY.
THIS GENERAL RELEASE OF CLAIMS INCLUDES A
RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Name:    Bryan K. Switzer

Signature: /s/ Bryan Keith Switzer

Date:     1/14/2022

American States Water Company

By:     /s/ Robert J. Sprowls
Name: Robert J. Sprowls
Title: President and Chief Executive Officer

Signature page to General Release of Claims